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                                                                    Exhibit 10.4


ISS      INNOVATIVE
         SOLUTIONS & SUPPORT, INC.


July 7, 1998

Roger E. Mitchell
5 Oakwood Road
New Freedom, PA  17349

Dear Roger:

I am pleased to offer you a job as our Director of Operations with an initial annual salary of $110,000 per year. In addition, we will provide you 25,000 share options at an exercised price of $3.60. These stock options will become vested in increments of 5,000 vested at the end of each year of your employment. We are providing you an additional 25,000 share stock option opportunity consistent with the enclosed formulas. The intention is that you will maintain reasonable material and direct labor overheads, and the 5% direct labor content reasonably represents normal production flow of our product. I have attempted to outline, as accurately as practical, the terms and definitions under which this bonus plan would be awarded. I believe this is consistent with your goals and I have provided a 12-month period in which this can be earned. The other terms, I hope, are self-explanatory. I very much look forward to you making a significant contribution to the growth of IS&S.

o TITLE:  Director of Operations
o REPORTS:  to President or COO
o RESPONSIBILITIES:
    o Manufacturing operations including: Production Planning/Control; Purchasing; Inventory Control; Shipping/Receiving; Production; Manufacturing Engineering and Facilities management.
    o  Development of annual budget and execution of the approved budget
o SALARY:  110K/year
o STOCK: Share options awarded at $3.60 option price. Twenty-five thousand (25,000) shares in increments of 5,000/year awarded at the end of each year of service.




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ISS

o ONE TIME BONUS: Additional maximum of 25,000 share options will be awarded within the first 12 months of employment in accordance with the following formula:
    o With the following maximum operating burdens including space allocation, taxes and benefits:
        o MATERIAL OVERHEAD (Purchasing + Shipping + Inventory Control + 50% of Manufacturing Management:): 18% of material cost.
        o DIRECT LABOR OVERHEAD (Production Supervision + Production Test and rework + 50% Production Control/Planning + Manufacturing Engineering
          + 50% of Manufacturing Management:): 150% of direct labor cost.
        o Direct Labor:  5% of sales
    o 5,000 SHARE OPTIONS AWARDED AT $3.60 OPTION PRICE: When inventory (raw material cost in stock and WIP), on a three month running average, is reduced to 2.5 months of the sum of present and forward production demand.
    o 20,000 SHARE OPTIONS AT $3.60 OPTION PRICE IN ACCORDANCE WITH THE FOLLOWING FORMULA: When existing standard material costs of 9 month forward production is reduced:
        o 2,500 shares for each 5% cost reduction for the first 20%
        o One thousand shares for each 1% cost reduction for reductions over 20% to a maximum of 10,000 shares.
o RELOCATION. Relocation expenses up to $15,000 maximum of approved relocation expenses when incurred. The total reimbursed expenses are fully repayable to the company if the employee resigns or is terminated for cause within the first 12 months of employment. Individual caps are as follows:
    o $15K total upon relocation into the area.  Expenses must be approved.
o VACATION:  2 weeks
o INSURANCE:
    o Life:  $150,000
    o Health: Company standard policy for salaried employees (presently Blue Cross Personal Choice and dental)
    o LTD
    o START DATE: on or before July 21, 1998 or other mutually agreed upon date.
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ISS

I am enthusiastically looking forward to the opportunity of working with you. I believe your enthusiasm and experience will be a key to our future success.

Warm regards,


/s/ GEOFFREY S. M. HEDRICK
-----------------------------------
    Geoffrey S. M. Hedrick
    Chairman & CEO


Please confirm your acceptance and return.

Accepted By:    /s/ ROGER E. MITCHELL
                ----------------------------
                    Roger E. Mitchell